40-17G 1 ecffidbondres10.htm

CERTIFIED BOARD RESOLUTIONS AND AGREEMENT

June 7, 2010

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Registered Management Investment Company Bond

Dear Sir or Madam:

We are filing electronically herewith, pursuant to Rule 17g-1 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), the following items with respect to the joint insured Investment Company Bond covering Ellsworth Fund Ltd. (“Ellsworth”),  Bancroft Fund Ltd. (“Bancroft” and together with Ellsworth, the “Funds”) and Dinsmore Capital Management Co. (the “Adviser”):

1. A copy of Investment Company Bond No. 82126582, showing coverage of $975,000, effective May 1, 2010, which was received in executed form by the Company on or about June 3, 2010;

2. A certified copy of resolutions adopted by a majority of the members of the Board of Trustees of the Funds who are not interested persons at a meeting of the Board held on April 12, 2010 approving the amount, type, form, and coverage of the bond and the portion of the premiums to be paid by each insured party; and

3. A copy of the 2010 agreement entered into by the Funds and the Adviser pursuant to Rule 17g-1(f) under the 1940 Act.

Were they not to hold a joint insured bond, Ellsworth would be required to maintain a fidelity bond in the amount of $525,000 and Bancroft would be required to maintain a fidelity bond in the amount of $450,000.

The premium for this bond was paid on or about May 1, 2010.

The period for which premiums have been paid is May 1, 2010 through April 30, 2011.

Sincerely,

Ellsworth Fund Ltd.
Bancroft Fund Ltd.

By:    /s/ Gary I. Levine
Gary I. Levine

Executive Vice-President, Chief Financial Officer and Secretary

ELLSWORTH FUND LTD.

RESOLUTIONS ADOPTED AT A MEETING

OF THE BOARD OF TRUSTEES

April 12, 2010

At a meeting of the Board of Trustees, the following resolutions were adopted by unanimous vote, including the votes of a majority of the members of the Board of Trustees who are not “interested persons” as defined in Section 2(a) (19) of the Investment Company Act of 1940:

RESOLVED, that having considered the value of the aggregate assets of the Funds, the aggregate assets of each of the investment companies named as insureds, and the provisions of Rule 17g-1 promulgated under the Investment Company Act of 1940, the Boards of Trustees, including all of those trustees who are not “interested persons” of the Funds within the meaning of the Investment Company Act of 1940, hereby authorize and approve joint fidelity bond coverage for the Funds with the Funds’ investment adviser, Dinsmore Capital Management Co., in the amount of $975,000 through Federal Insurance Company c/o Chubb Group, and find that the form, terms, amount of coverage and provisions of the joint fidelity bond are adequate in all material respects for the forthcoming year;

FURTHER RESOLVED, that having considered the nature of the business of Dinsmore Capital Management Co., the extent of its assets and the fact that the Funds’ officers have informed the Boards of Trustees that the Funds’ share amounts of the premium for the forthcoming year’s coverage for the joint fidelity bond will not exceed the premium for a single fidelity bond in the same principal amount, the Boards of Trustees, including all of the trustees who are not “interested persons” of the Funds within the meaning of the Investment Company Act of 1940, hereby determine that the premium for the joint fidelity bond for the forthcoming year shall be allocated solely between the Funds on the basis of relative total assets;

FURTHER RESOLVED, that the Boards of Trustees hereby approve the portion of the premium for the joint fidelity bond to be paid by each Fund, based upon the ratio of the total assets of such Fund to the aggregate total assets of the Funds; and

FURTHER RESOLVED, that the Executive Vice-President of the Funds is hereby designated as the officer to give notice of any changes in the coverage or of other events which require notice under the provisions of Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940.

I, Gary I. Levine, the duly elected Executive Vice-President, Chief Financial Officer and Secretary of Ellsworth Fund Ltd., a Delaware statutory trust, hereby certify the foregoing to be a true copy of the resolutions adopted at a meeting of the Board of Trustees of the Fund on April 12, 2010, at which meeting a quorum of the Board was present and voted on the resolutions. I further certify that said resolutions continue in full force and effect.

ATTEST:          /s/ Gary I. Levine

                        Gary I. Levine

                        Executive Vice-President, Chief Financial Officer and Secretary

                        Morristown, New Jersey

                        June 7, 2010

JOINT INSURED BOND AGREEMENT

THIS AGREEMENT is dated as of May 1, 2010 by and among Ellsworth Fund Ltd., Bancroft Fund Ltd. and Dinsmore Capital Management Co. (the “Adviser”).  Ellsworth Fund Ltd. and Bancroft Fund Ltd. are collectively referred to as the “Funds.”

Pursuant to the provisions of Rule 17g-1 (f) of the Investment Company Act of 1940, the parties hereto agree that in the event recovery is received under the joint surety bond issued by Federal Insurance Company c/o Chubb Group (“Chubb”) as a result of loss sustained by the parties hereto, each of the parties to this Agreement shall receive an equitable and proportionate share of the recovery, at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1 (d) (1) under the Investment Company Act of 1940.

Ellsworth Fund Ltd.

By: /s/ Thomas H. Dinsmore
Chairman of the Board and
Chief Executive Officer

Bancroft Fund Ltd.

By: /s/ Thomas H. Dinsmore
Chairman of the Board and
Chief Executive Officer

Dinsmore Capital Management Co.

By: /s/ Jane D. O'Keeffe
President